YORKTOWNE AT OLDE MILL APARTMENTS

MILLERSVILLE, MARYLAND

REAL ESTATE SALE AGREEMENT

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made as of the 15th day of December, 2004, by and between EQR-YORKTOWNE VISTAS, INC., an Illinois corporation (“Seller”), with an office at c/o Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and BIR YORKTOWNE, L.L.C., a Delaware limited liability company (“Purchaser”), with an office at c/o Berkshire Income Realty, Inc., One Beacon Street, Suite 1550, Boston, Massachusetts 02108.

RECITALS

    A.        Seller is the owner of a certain parcel of real estate (the “Real Property”) in the City of Millersville, County of Anne Arundel, State of Maryland, which parcel is more particularly described in attached Exhibit A, and upon which is located a 216-unit multi-family residential apartment community commonly known as “Yorktowne at Olde Mill Apartments”.

    B.        Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

        THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

    1.        PURCHASE AND SALE.

        Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements owned by Seller (“Improvements”) and any and all of Seller’s rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller’s right, title and interest in and to the leases (the “Leases”) affecting the Property or any part thereof, other than any Former Tenant Lease Files (as defined in Section 14.11 below); (iii) all furniture, furnishings, fixtures, equipment, (excluding computer hardware and software), tools and other tangible property (excluding the EQR legal manual and any marketing information containing a logo) (collectively, the “Personal Property”) owned by Seller, located on the Real Property and used solely in connection therewith, a list of which is attached hereto as Exhibit B; (iv) all right, title and interest of Seller under any and all of the union, maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (collectively, the “Service Contracts”), a list of which is attached hereto as Exhibit C; and (v) all of Seller’s right, title and interest in and to any intangible property now or hereafter owned by Seller and solely used in connection with the Real Property, Improvements and Personal Property, including, without limitation, the name of the Real Property and any trademarks, trade names, trade styles, service marks, domain names and web sites related to the Real Property (to the extent non-proprietary and do not contain the EQR logo) and all rights under any certificates of occupancy, licenses, permits and approvals relating the Real Property, tenant files in Seller’s possession containing the information (subject to Section 14.11 below) set forth in the Rent Roll (as hereinafter defined), and all contract rights related to the ownership of or use and operation of the Real Property (collectively, the “Intangible Property”), all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined); (items (i) through (v) above, together with the Real Property, are collectively referred to in this Agreement as the “Property”). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property.

    2.        PURCHASE PRICE.

        The total consideration to be paid by Purchaser to Seller for the Property is Twenty-One Million Five Hundred Thousand and No/100ths Dollars ($21,500,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows:

2.1 EARNEST MONEY

2.1.1	Seller, Purchaser and a duly authorized representative of the Boston Office of LandAmerica National Commercial Services (“Escrowee”) shall concurrently herewith execute Earnest Money Escrow Instructions, in the form attached hereto as Exhibit D, and Purchaser shall deliver to Escrowee initial earnest money (the “Initial Earnest Money”) in the sum of One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00). If Purchaser does not terminate this Agreement pursuant to and in accordance with Section 8.1.1 below, Purchaser shall, on or before the expiration of the Review Period (as hereinafter defined), deposit with the Escrowee additional earnest money (the “Additional Earnest Money”) in the sum of One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00). The Initial Earnest Money and, if deposited or required to be deposited with the Escrowee, the Additional Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the “Earnest Money”. The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number.

2.1.2	If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, Seller shall have the remedy options provided for in Section 7.2 below. If the transaction fails to close due to a default on the part of Seller, Purchaser shall have the remedy options provided for in Section 7.1 below.

2.2     Cash at Closing     At Closing, Purchaser shall pay to Seller, with current, federal funds wire transferred to an account designated by Seller in writing, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller shall receive at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.4 below.

3.     EVIDENCE OF TITLE.

        3.1 Title Insurance. Purchaser shall obtain a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by LandAmerica National Commercial Services (the “Title Insurer”). Seller shall cause the Title Insurer to agree to issue to the Purchaser as soon as practicable after Closing, an updated ALTA Standard Coverage Owner’s Policy of Title Insurance for the Real Property and Improvements (the “Owner’s Policy”), based upon the owner’s policy of title insurance issued to Seller (or its predecessor in interest, as the case may be) (the “Original Title Policy”) in connection with Seller’s (or Seller’s predecessor in interest’s) purchase of the Real Property, dated as of the Closing Date (as hereinafter defined), in the amount of the Purchase Price, and insuring good and indefeasible fee simple title to the Real Property and Improvements to be in Purchaser. Purchaser may request that the Title Company issue, but Seller shall have no obligation to cause the Title Company to issue, any available endorsements to the Owner’s Policy. Except as permitted under this Agreement, after the date of issuance of the Title Commitment, additional encumbrances may not be created on the Property by Seller without the prior consent of Purchaser; provided, however, notwithstanding the foregoing, at Closing, the Owner’s Policy will except from coverage only the general exceptions (unless Purchaser obtains coverage over the general exceptions) and the Permitted Exceptions (as defined in Section 3.3 below).

        3.2      Survey. Within five (5) days of the date of this Agreement, Seller shall deliver to Purchaser one copy of the most recent existing plat of survey (if any) of the Real Property (the “Existing Survey”) in Seller’s possession and control. Purchaser shall obtain, at Purchaser’s sole expense, and deliver to Seller, and the Title Insurer, on or before the expiration of the Review Period (as hereinafter defined) an updated or new as-built survey of the Real Property (the “Updated Survey”) prepared by the surveyor who provided the Existing Survey or another surveyor selected by Purchaser.

        3.3      Title Review. Purchaser shall have until the expiration of the Review Period, to give Seller a detailed notice objecting to any exception or condition contained in the Title Commitment or shown on the Updated Survey. If Purchaser does not give notice of any objections to Seller within the Review Period, Purchaser shall be deemed to have approved the title as shown in the Title Commitment, the title exceptions, and all matters shown on the Updated Survey. If Purchaser provides timely objections, Seller shall have five (5) days after receipt of Purchaser’s notice (the “Title Cure Period”) in which to cure or attempt to cure Purchaser’s objections. Notwithstanding the preceding sentence, Seller shall be obligated at Closing to cause the Title Insurer to remove (by waiver or endorsement) (a) any mortgage or deed of trust granted by Seller at the Property, and (b) Monetary Liens (as hereinafter defined) with respect to the Property provided that Seller has received written notice of any such Monetary Lien prior to Closing and the cost to remove any such Monetary Liens does not exceed the sum of $500,000 in the aggregate. Seller may bond around any mechanics’ or materialmen’s lien(s) and abstract(s) of judgment to the Title Company’s reasonable satisfaction in order to satisfy the foregoing requirement. If Purchaser provides timely objections and all of Purchaser’s objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within five (5) days after the last day of the Title Cure Period, Purchaser shall, as its sole and exclusive remedy, waiving all other remedies, either: (a) terminate this Agreement by giving a termination notice to Seller, at which time Escrowee shall return the Earnest Money to Purchaser and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (b) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved the Purchaser’s title as shown in the Title Commitment, the title exception documents, and the Updated Survey, if any. If Seller does not timely receive notice of Purchaser’s election to terminate under this Section 3.3, Purchaser will be deemed to have waived the uncured objections and to approve the title as shown in the Commitment, the title exception documents, and the Updated Survey. All exceptions shown on the Original Title Policy, the Existing Survey, the Title Commitment, the title exception documents, or the Updated Survey, and any matters which would otherwise be disclosed by an accurate survey or inspection of the Property, that are not cured within the Title Cure Period shall be the “Permitted Exceptions”. For the purposes hereof, the term “Monetary Liens” shall mean mechanics’ liens, attachments, judgments, liens to secure the payment of income taxes of Seller or Seller’s constituents, delinquent property tax and assessment liens against the Property and any other liens against the Property that can be removed by the payment of a sum.

      4. CLOSING.

        4.1      Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price pursuant to a so-called “New York style” closing, the transfer of title to the Property, and the satisfaction of all of the terms and conditions of this Agreement) shall occur at 11:00 a.m. on December 28, 2004 (Eastern Standard Time), at the Boston office of the Title Insurer, or at such other time and place as Seller and Purchaser shall agree in writing. The “Closing Date” shall be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

        4.2     Seller's Closing Deliveries. At Closing, Seller shall execute and deliver to Purchaser the following:

4.2.1 a “special” Warranty Deed (“Deed”), subject to the Permitted Exceptions in the form attached hereto as Exhibit E and acceptable to the Title Insurer;

4.2.2 a bill of sale in the form attached hereto as Exhibit F;

4.2.3 a letter advising tenants under the Leases of the change in ownership of the Property in the form attached hereto as Exhibit G;

4.2.4 an Assignment and Assumption of Leases, Security Deposits and Service Contracts in the form attached hereto as Exhibit H;

4.2.5 an affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

4.2.6 such evidence of Seller’s power and authority and such affidavits as the Title Insurer may reasonably require to consummate the transaction contemplated by this Agreement (including a gap undertaking);

4.2.7 a closing statement (“Closing Statement”) setting forth the prorations and adjustments to the Purchase Price as required by Section 4.4 below;

4.2.8 an update of the Rent Roll (hereinafter defined) in the form of the Rent Roll attached hereto as Exhibit J, dated no earlier than five (5) business days prior to the Closing Date, certified by Seller to be to Seller’s knowledge, true and correct in all material respects, and subject to the limitations on survival and liability provided in Section 10 and Section 12 below (“Updated Rent Roll”);

4.2.9 an Assignment of Intangibles in the form attached hereto as Exhibit K;

4.2.10 any transfer tax declaration required to be filed in connection with the recording of the Deed;

4.2.11 a Gap Undertaking and such affidavits as the Title Insurer may reasonably require in order to omit from the Owner’s Policy all exceptions for (i) parties in possession other than under the rights to possession granted under the Leases; and (ii) mechanics’ liens; and

Originals (or copies, if originals are unavailable) of all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by any governmental authority shall be located on the Property as of the Closing Date.

4.2.12 A Certification of Representations and Warranties in the form attached hereto as Exhibit P.

        4.3     Purchaser's Closing Deliveries. At Closing, Purchaser shall execute and deliver to Seller the following:

4.3.1 the funds required pursuant to Section 2.2 above;

4.3.2 a counterpart original of the Closing Statement referenced in 4.2.7 above;

4.3.3 counterpart originals of the Assignment and Assumption of Leases, Security Deposits and Service Contracts referenced in Section 4.2.4 above); and

4.3.4 such evidence of Purchaser’s power and authority as the Title Insurer may reasonably require.

        4.4     Closing Prorations and Adjustments. Seller shall prepare the Closing Statement of the prorations and adjustments required by this Agreement and submit it to Purchaser at least three (3) days prior to the Closing Date. The following items are to be prorated, adjusted or credited (as appropriate) as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property up until 11:59 p.m. (Central Standard Time) on the day before the Closing Date and Purchaser shall be deemed the owner of the Property as of the Closing Date:

4.4.1 real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

4.4.2 the rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing (collectively, “Delinquent Amounts”) shall not be adjusted. At Closing, Seller shall deliver to Purchaser a schedule of all such Delinquent Amounts. In the event any Delinquent Amounts are inadvertently omitted from such schedule, Seller will not be deemed to have waived its rights to such Delinquent Amounts. Purchaser shall include such Delinquent Amounts in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. Purchaser shall promptly remit to Seller any such Delinquent Amounts paid by tenants;

4.4.3 the amount of unapplied security deposits held by Seller under the Leases;

4.4.4 water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax); provided, however, that any deposits with utility companies shall remain the property of the Seller and shall not be prorated or credited (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

4.4.5 amounts due and prepayments under the Service Contracts;

4.4.6 assignable license and permit fees; and

4.4.7 other similar items of income and expenses of operation.

        Except with respect to general real estate and personal property taxes (which shall be reprorated upon the issuance of the actual bills, if necessary), any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date; otherwise, subject to the provisions of Section 4.4.2 above, all prorations shall be final.

      4.5 Transaction Costs.     Seller shall pay for one-half (1/2) of the transfer taxes due in connection with the consummation of the transaction contemplated by this Agreement. All other closing and transaction costs [including, without limitation, title insurance premiums or other title costs (including endorsements and extended coverage over the general exceptions), premiums for any loan policy or endorsements thereto required by Purchaser’s lender, if any, or similar charges, recording charges, escrow fees, and any costs relating to the Updated Survey) shall be paid by Purchaser, whether or not the Closing occurs. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys. This Section 4.5 shall survive any termination of this Agreement.

      4.6 Possession.     Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

    5.        CASUALTY LOSS AND CONDEMNATION.

Prior to Closing, the risk of loss shall remain with Seller. If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. If the Property or any part thereof shall be condemned such that damages are in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (as determined by Seller in good faith) or if the Property or any part thereof shall be destroyed or damaged by fire or other casualty the repair of which would cost in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (as determined by Seller in good faith), then, at the option of Purchaser, which option shall be exercisable, if at all, by written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire, earthquake or other casualty or condemnation and Seller’s good faith determination of resulting damages, this Agreement may be terminated. If Purchaser elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser by Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement, except those which expressly survive termination. In the event that Purchaser does not exercise the option to terminate the Agreement set forth above, or if the condemnation or casualty is below the $1,500,000 threshold described above, then the Closing shall take place on the Closing Date and Purchaser shall be entitled to receive the condemnation proceeds in the event of a condemnation, or in the event of a casualty, a credit against the Purchase Price payable at Closing in the total amount of (i) the estimated cost of repair plus (ii) the estimated amount of lost rental income subsequent to the Closing Date (but not to exceed 90 days), all as reasonably determined by Seller’s applicable insurance representatives, minus (iii) any sums expended by Seller in repairs or restoration. In addition, in the event of the foregoing, Purchaser shall deliver to Seller at Closing a release in form reasonably satisfactory to Seller whereby Purchaser releases Seller from all ongoing liability and/or claims in connection with such condemnation or casualty.

        Notwithstanding anything to the contrary contained in this Section 5, in the event any condemnation below the One Million Five Hundred Thousand Dollars ($1,500,000) threshold described above either (i) prohibits, as a matter of applicable law, the rebuilding or repair of the Improvements or any portion thereof (including, without limitation, the parking areas in compliance with the applicable zoning code in effect at the time of such casualty) as they currently exist, or (ii) prevents access to the Property from a publicly dedicated street, then Purchaser may elect to terminate this Agreement by written notice thereof to Seller within ten (10) business days of such determination, and upon the exercise of such option by Purchaser, this Agreement shall become null and void, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligations hereunder, except those that expressly survive termination.

      6.    BROKERAGE.

        Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to Transwestern Commercial Services pursuant to a separate agreement for services rendered in connection with the sale and purchase of the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim. This Section 6 shall survive the termination of this Agreement.

    7.        DEFAULT AND REMEDIES.

        7.1 Purchaser’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement at or prior to Closing, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement except those which expressly survive termination, or (ii) within forty-five (45) days following the Closing Date, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.

        7.2 Seller’s Remedies. If Purchaser fails to perform any of the obligations required to be performed by Purchaser under the terms of this Agreement, Seller shall have the right to terminate this Agreement by delivering written notice to Purchaser whereupon the Earnest Money shall be forfeited to Seller as liquidated damages (which shall be Seller’s sole and exclusive remedy against Purchaser), it being agreed between the parties hereto that the actual damages to Seller in such event are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof and shall be and constitute valid liquidated damages, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement; provided, however, if Purchaser is required to but does not deposit with the Escrowee the Additional Earnest Money as provided for in Section 2.1.1 above, the sum of $300,000.00 shall nonetheless be recoverable by Seller from Purchaser as Earnest Money. Notwithstanding the foregoing, nothing in this Section 7.2 shall limit any indemnification obligation of Purchaser under this Agreement.

        7.3 Pre-Closing Knowledge. If at any time after the execution of this Agreement, either Purchaser or Seller becomes aware of any fact which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose such fact in writing to the other party hereto. Provided, that the party making the representation has taken no willful act which is not permitted under this Agreement to cause the representation to become untrue, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to either (i) terminate this Agreement by written notice within five (5) business days of the date on which the non-breaching party receives written notice from the breaching party (“Notice Date”), in which event this Agreement, without further action of the parties, shall become null and void such that neither party shall have any further rights or obligations under this Agreement except for those rights and obligations which by their terms expressly survive any such termination, or (ii) elect to proceed to Closing, in which case such party shall be deemed to have waived its rights with respect to any such breach of representation or warranty. In the event the non-breaching party fails to deliver such termination notice to the breaching party on or before the Notice Date, then the non-breaching party shall conclusively deemed to have elected to proceed under clause (ii) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement and without limitation to anything in Section 10.4 below, Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party’s representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing. Nowithstanding clause (i) above in this Section 7.3, in the event the representation and warranty in Section 10.1.6 below becomes untrue and Purchaser does not have the right to terminate this Agreement under Section 5 above, then Purchaser shall not have the right to terminate the Agreement under this Section 7.3 (however, Purchaser shall have the rights provided under Section 5 above.).

        7.4 Post-Closing Remedies. From and after the Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

    8.        CONDITIONS PRECEDENT.

      8.1 Condition Precedent — Purchaser.

8.1.1 Purchaser shall have until 5:00 p.m. (Central Standard Time) on December 23, 2004, within which to inspect the Property (the “Review Period”). If Purchaser determines, in its sole and absolute discretion, for any reason or no reason, that the Property is unsuitable for its purposes and so notifies Seller in writing within the Review Period, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination. Purchaser’s failure to terminate this Agreement within the Review Period shall be conclusively deemed a waiver by Purchaser of Purchaser’s termination right contained in this Section 8. If applicable, then within ten (10) days of execution of this Agreement, Seller and Purchaser agree to complete and execute the Disclosure of Information on Lead-Based Paint and/or Lead Based-Paint Hazard, a form of which is attached hereto as Exhibit I, and Purchaser acknowledges such form satisfies Seller’s obligations under 40 C.F.R. Part 745.

8.1.2 Purchaser’s right of inspection pursuant to this Section 8 shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. Before entering upon the Property, Purchaser shall furnish to Seller evidence of (i) general liability insurance coverage (naming Seller as an additional insured) of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and (ii) commercial automobile insurance coverage (naming Seller as additional insured) of not less than One Million Dollars ($1,000,000) per occurrence which shall cover liability arising in connection with any automobile at the Property (including owned, hired and non-owned automobiles). No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys’ fees incurred in connection therewith) arising out of Purchaser’s exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in this Section 8 but expressly excluding any loss, cost or damage arising out of Purchaser’s discovery of a condition existing prior to the date hereof. The indemnification obligation of Purchaser in this Section 8.1.2 shall survive termination of this Agreement.

8.1.3 At Closing, all management contracts relating to the Property shall be terminated.

        8.2 CONDITION PRECENDENT – SELLER.    It shall be a condition of Seller’s obligation to close hereunder that Seller shall receive from the Board of Trustees of Equity Residential (or its executive committee, as the case may be), prior to 5:00 p.m. (Central Standard Time) on December 20, 2004 (the “Approval Deadline”), approval to consummate the transaction described in this Agreement on the terms and conditions set forth herein (the “Approval”). In the event Seller does not receive the Approval by the Approval Deadline, Seller may terminate this Agreement by giving a termination notice to Purchaser prior to the Approval Deadline, at which time Escrowee shall return the Earnest Money to Purchaser, Seller shall reimburse Purchaser for documented third party costs and expenses incurred by Purchaser in connection with this transaction up to the sum of Twenty-Five Thousand and No/100ths Dollars ($25,000) and the parties hereto shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination);

    9.        SECTION 1031 EXCHANGE.

        Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Seller’s sole cost and expense. Purchaser shall reasonably cooperate therein, provided that Purchaser shall incur no material costs, expenses or liabilities in connection with Seller’s exchange. Seller shall indemnify, defend and hold Purchaser harmless therefrom and Purchaser shall not be required to take title to or contract for purchase of any other property. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Purchaser.

10.     REPRESENTATIONS AND WARRANTIES.

        10.1 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as of the date of this Agreement as follows:

10.1.1 Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois.

10.1.2 Subject to Section 8.2 above, Seller has full power, right and authority to enter into and perform its obligations under this Agreement. Subject to Section 8.2 above, the execution, delivery and performance of this Agreement by Seller have been duly and properly authorized by proper corporate action in accordance with applicable law and with the Articles of Incorporation and Bylaws of Seller.

10.1.3 To Seller’s knowledge, Exhibit C attached hereto lists all of the Service Contracts entered into by Seller that affect the Property and the vendor under each Service Contract. Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that any particular Service Contract will be in force or effect as of the Closing or the parties to the Service Contracts will not be in default under their respective Service Contracts, and the existence of any default by any party under any Service Contract shall not affect the obligations of Purchaser hereunder.

10.1.4 To Seller’s knowledge, as of the date of this Agreement, there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements other than the leases (the “Leases”) described in the Rent Roll. To Seller’s knowledge, Exhibit J attached hereto describes, in all material respects, the following information concerning the Leases affecting the Property as of the date thereon (“Rent Roll”): (a) name of tenant, (b) the apartment number, (c) the rental rate, (d) the expiration date, (e) the move-in date, and (f) the amount of security deposit. Seller makes no representation with respect to any rental rate or other information provided in Exhibit J that is not described in the preceding sentence. Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that tenants under Leases will not be in default under their respective Leases, and the existence of any default by any tenant under its Lease shall not affect the obligations of Purchaser hereunder. To Seller’s knowledge, no leasing commission shall be due for any period subsequent to the time of Closing. To Seller’s knowledge, no rent has been paid under any Lease more than thirty (30) days in advance.

10.1.5 Except as set forth on Exhibit L attached hereto, to Seller’s knowledge, the apartment units in the Property are not subject to, nor do said apartment units receive the benefit of any rent subsidies or rental assistance programs. To the best knowledge of Seller, no apartment unit is subject to any rent control law, ordinance or regulation.

10.1.6 To Seller’s knowledge, except as set forth on Exhibit M attached hereto, Seller has not received from any governmental authority having the power of eminent domain any written notice of any condemnation of the Property or any part thereof or the widening, change of grade or limitation on use of streets abutting the same;

10.1.7 To the Seller’s knowledge, except as set forth on Exhibit N, attached hereto Seller has received no written notice of any pending litigation initiated against Seller or the Property which would affect the Property after Closing.

10.1.8 To Seller’s knowledge, other than with respect to matters set forth on Exhibit O, it has not received from any governmental authority written notice of any material violation of any building, fire or health code or any other statute applicable to the Property.

        10.2 Seller’s Knowledge. When used in this Agreement, the term “to Seller’s knowledge” shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge of James Alexander, First Vice President of Equity Residential and David Ohlrich, the asset manager for the Property. Notwithstanding anything to the contrary set forth in this Agreement, none of the foregoing individuals shall have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

        10.3 Survival. Except for the representation and warranty set forth in Section 10.1.4 above (which shall be deemed to be superseded by the Updated Rent Roll) and subject to any actions or conduct of Seller permitted under this Agreement, the representations and warranties set forth in this Section 10 shall be deemed to be remade as of Closing and together with the Updated Rent Roll shall survive the Closing and the delivery of the Deed for a period of nine (9) months from the Closing Date. Notice of any claim as to a breach of any representation or warranty must be made to Seller prior to the expiration of such nine (9) month period or it shall be deemed a waiver of the right to assert such claim.

        10.4 Modification of Representations, Warranties and/or Certifications. During the period from and after the expiration of the Review Period and prior to Closing, as and to the extent that Purchaser receives (or Seller receives and delivers to Purchaser) any Disclosures with respect to matters addressed in Section 10.1 which contain information or facts that are inconsistent with or different from the representations and warranties made in Section 10.1 above and/or the certification made in the Updated Rent Roll, and the Closing occurs, then the representations and warranties in Section 10.1 and/or the certification made in the Updated Rent Roll shall be deemed to be modified and/or superceded by such other documentation (and, in such event, Seller shall no longer have any liability hereunder with respect to the portion of the representation and warranty and/or certification superceded herein, as applicable).

    11.        AS-IS.

        11.1 AS-IS CONDITION. ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (“DISCLOSURES”) PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE CONDITION (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION) OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN SECTION 10 OF THIS AGREEMENT. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”.

        11.2 NO ADDITIONAL REPRESENTATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 10 OF THIS AGREEMENT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 (“CERCLA”), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, “SELLER AND ITS AFFILIATES”) BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY; OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY.

        11.3 PURCHASER’S DUE DILIGENCE. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

        THE PROVISIONS OF THIS SECTION 11 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

    12.        LIMITATION OF LIABILITY.

        12.1 Limitation of Liability. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $500,000.

        12.2 No Personal Liability of Seller’s Directors and Employees. No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, ERP Operating Limited Partnership and Equity Residential shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (or in any other constituent partner of Seller), nor any obligation of any constituent partner in Seller (or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner’s obligations to restore or contribute). The provisions of this Section 12.2 shall survive the Closing or any termination of this Agreement.

    13.        OPERATION OF THE PROPERTY

        From and after the date hereof until the Closing Date or earlier termination of this Agreement:

        13.1 Ordinary Course of Business. Seller shall operate, maintain and repair the Property in its ordinary course of business and shall not sell, further pledge, or otherwise transfer or dispose of all or any part of any Property (except for such items of Personal Property as become obsolete or are disposed of in the ordinary course), subject to the provisions of Section 5 above. On or prior to the Closing Date, Seller shall have performed all work reasonably necessary to make all apartments within the Property that have been vacant for more than five (5) days prior to the Closing Date ready for occupancy by incoming tenants, in a manner consistent with Seller’s past practices (the “Ready Work”). In the event that all Ready Work has not been completed prior to the Closing Date, Seller shall give Purchaser a credit against the Purchase Price for incomplete Ready Work in an amount equal to $500.00 per unit. Notwithstanding the foregoing, nothing contained in this Section shall affect or otherwise diminish the rights and obligations of Purchaser and Seller under Section 5 herein with respect to a casualty.

        13.2 Property Insurance. Seller shall maintain in full force and effect property insurance on the Property.

        13.3 Access. Seller shall allow Purchaser and Purchaser’s representatives access to the Property, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times; provided Purchaser agrees that the original leases ( or copies, when originals are unavailable) and all other original documents shall remain on-site at the Property.

        13.4 Leasing. Seller shall not, without Purchaser’s prior written consent, enter into or renew any new lease for an apartment unit unless the lease is on a form substantially similar to the Seller’s standard form, is for a period of no more than one (1) year, and contains a rental rate and rental concessions consistent with those agreed upon in Seller’s ordinary course of business during the consecutive twelve (12) month period preceding the date hereof..

        13.5 Listing and Other Offers. Seller shall not enter into any contracts or agreements regarding the disposition of the Property or authorize any other party to do so on its behalf.

        13.6 Service Contracts. Seller shall not enter into any new written service contract with respect to the Property that will not be cancelable by Purchaser without penalty upon no greater than thirty (30) days notice, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed.

        13.7 Termination of Service Contracts. During the Review Period, Purchaser shall notify Seller in writing which Service Contracts Purchaser wishes to assume at Closing and which Service Contracts Purchaser wants terminated as of Closing (the “Rejected Contracts”). As to any Rejected Contracts which can be terminated in accordance with their terms, Seller shall, at its sole cost and expense, terminate such Rejected Contracts as of the Closing (the “Terminated Rejected Contracts”), and Purchaser shall assume all Service Contracts other than the Terminated Rejected Contracts on and after the date of Closing.

      14. MISCELLANEOUS.

        14.1 Indemnification Claims. The indemnifications contained in this Agreement shall be subject to the following provisions: the indemnitee shall notify indemnitor of any such claim against indemnitee within thirty (30) days after it has written notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within fifteen (15) business days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor’s liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by indemnitee in effecting such settlement. The obligations set forth in this Section 14.1 shall survive the Closing or earlier termination of this Agreement.

        14.2 Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

        14.3 Assignment. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser without the prior written consent of Seller; provided, however, notwithstanding the foregoing, Purchaser may assign or transfer this Agreement and its interest hereunder to an affiliated entity in which Purchaser maintains direct control, without the prior written consent of Seller.. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

        14.4 No Modification. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

        14.5 Time of the Essence. Time is of the essence of this Agreement.

        14.6 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State in which the Property is located.

        14.7 Notice. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission with a copy to follow by certified mail, return receipt requested, postage paid or by overnight courier, addressed as follows:

    1.        If to Seller:

         c/o Equity Residential

        Two North Riverside Plaza
         Suite 400
        Chicago, Illinois   60606
        Telephone:   (312) 928-1382
        Fax     (312) 454-1962

         Attention: David Carlson, Assistant Vice President

        With a copy to:

         c/o Equity Residential

        Two North Riverside Plaza
         Suite 400
        Chicago, Illinois   60606
        Telephone:   (312) 928-1175
        Fax     (312) 454-0671

         Attention: Dede Berdelle, Assistant Vice President-Legal

    2.        If to Purchaser:

Berkshire Income Realty, Inc.
One Beacon Street, Suite 1550
Boston, Massachusetts 02108
Telephone:       (617) 646-2453
Facsimile:         (617) 646-2373

Attention: Stephen Zaleski

        With a copy to:

Scott D. Spelfogle, Esq.
Berkshire Income Realty, Inc.
One Beacon Street, Suite 1550
Boston, Massachusetts 02108
Telephone:       (617) 574-8385
Facsimile:         (617) 556-1408

        With a copy to:

Ricahrd A. Toelke, Esq
Bingham McCutchen, LLP
150 Federal Street
Boston, Massachusetts 02110
Telephone:       (617) 951-8830
Facsimile:         (617) 951-8736

All notices given in accordance with the terms hereof shall be deemed received on the next business day if sent by overnight courier, on the same day if sent by facsimile before 5 P.M. (Central Standard Time) on a business day, on the third (3rd) business day following deposit with the United States Mail as a registered or certified matter with postage prepaid, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 14.7.

        14.8 Waiver of Trial by Jury. In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury. In addition, Purchaser waives any right to seek rescission of the transaction provided for in this Agreement.

        14.9 Confidentiality. Except as may be required by law, without the prior written consent of Seller, Purchaser shall not disclose to any third party the existence of this Agreement or any term or condition of this Agreement (including, without limitation, purchase price) or the results of any inspections or studies undertaken in connection herewith. Purchaser agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 8 hereof, any of the documents, material or information regarding the Property supplied to Purchaser by Seller or by any third party at the request of Seller, including, without limitation any environmental site assessment reports furnished to Purchaser, except Purchaser may disclose such information to any employees, agents, attorneys, advisors and contractors of Purchaser involved in the inspection or investigation of the Property conducted by Purchaser in accordance with the provisions of this Agreement, or to any potential lenders or investors with whom Purchaser may be dealing in connection with the purchase of the Property, provided that Purchaser shall be responsible to ensure that such parties abide by the foregoing confidentiality restrictions (each such party being herein referred to as a “Related Party”). The foregoing restrictions do not apply to information in the public domain as a result of lawful disclosure, or if disclosure is required by subpoena or under applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of a breach of this Section 14.9 by either or both of Purchaser and a Related Party. In the event that the Closing does not occur in accordance with the terms of this Agreement, Purchaser shall promptly return to Seller all of the documents, materials and information regarding the Property supplied to Purchaser by Seller or at the request of Seller. The provisions of this Section 14.9 shall survive the termination of this Agreement.

        14.10 Assignment of Interest in Reports and Studies. If, for any reason other than a default by Seller, Purchaser does not consummate the Closing, then Purchaser shall, upon Seller’s request and Seller’s reimbursement to Purchaser of the cost thereof, and to the extent assignable, assign and transfer to Seller all of its right, title and interest in and to any and all third party studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

        14.11 Former Tenant Lease Files. Notwithstanding anything to the contrary set forth in this Agreement, any and all files at the Property that relate to tenants who have vacated their units at the Property and with whom there exists a dispute or a set of facts that could lead to a dispute between Seller and such tenant regarding the payment of sums due and owing to Seller (collectively, “Former Tenant Lease Files”), together with any and all rights, causes of action and/or claims relating thereto shall not be transferred or assigned to Purchaser at Closing but shall remain the property of Seller. Any and all such Former Tenant Lease Files shall be removed from the Property by Seller on or before the Closing Date.

        14.12 No Memorandum of Agreement. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach by Purchaser, entitling Seller to terminate this Agreement.

        14.13 No Finance Contingency. Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not in any manner contingent or conditioned upon Purchaser obtaining financing in order to Purchase the Property. In no event shall Seller be obligated to comply with any requirements of Purchaser’s lender or otherwise incur any cost, expense or liability in connection with Purchaser’s financing of the Property.

        14.14 Counterpart signatures. This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

        14.15 Designation of Escrowee as Reporting Person. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

        14.16 Financial Statements. Seller acknowledges that audited financial statements pertaining to the Property for one prior calendar year of operation and the portion of the calendar year in which the Closing occurs up to the Closing Date are required to be filed by the Purchaser with the Securities and Exchange Commission after the Closing. Accordingly, Seller agrees to provide Purchaser and its representatives with access to Seller’s books and records after the Closing upon reasonable advance notice in order to conduct the required audit.

        14.17 Attorneys’ Fees. If any litigation arises in connection with this Agreement, the prevailing party therein shall be entitled to receive from the losing party the prevailing party’s costs and expenses incurred in connection therewith, including attorneys’ reasonable fees.

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        IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

SELLER
EQR-YORKTOWNE VISTAS, INC., an Illinois corporation
By: /s/ Shelanda Haskell
Name: Shelanda Haskell
Its: Vice-President

PURCHASER:
BIR YORKTOWNE, L.L.C., a Delaware limited liability company
By: /s/ Steven J. Zaleski
Name: Stephen J. Zaleski
Its: Vice-President